EXHIBIT 99.4

THE BERKSHIRE GAS COMPANY

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2011 AND 2010

(1)	For the period November 17 to December 31, 2010 (Successor), and for the period January 1 to November 16, 2010 (Predecessor).

Report of Independent Auditors

To the Shareholder and Board of Directors
of The Berkshire Gas Company:

In our opinion, the accompanying balance sheets as of December 31, 2011 and 2010 and the related statements of operations, of comprehensive income (loss), of cash flows, and of changes in shareholder's equity for the year ended December 31, 2011 and for the period from November 17, 2010 to December 31, 2010 present fairly, in all material respects, the financial position of The Berkshire Gas Company (the "Company") at December 31, 2011 and 2010 and the results of its operations and its cash flows for the year ended December 31, 2011 and for the period from November 17, 2010 to December 31, 2010 (the "successor period") in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
March 29, 2012

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

Report of Independent Auditors

To the Shareholder and Board of Directors
of The Berkshire Gas Company:

In our opinion, the accompanying statement of operations, of comprehensive income (loss), of cash flows, and of changes in shareholder's equity for the period from January 1, 2010 to November 16, 2010 present fairly, in all material respects, the results of operations and cash flows The Berkshire Gas Company (the "Company") for the period from January 1, 2010 to November 16, 2010 (the "predecessor period") in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
March 31, 2011

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

THE BERKSHIRE GAS COMPANY
STATEMENT OF OPERATIONS
(In Thousands)

	Year Ended December 31, 2011	(Successor) November 17, to December 31, 2010	(Predecessor) January 1, to November 16, 2010

Operating Revenues	$64,947	$12,529	$54,633

Operating Expenses
Operation
Natural gas purchased	30,280	5,514	27,259
Operation and maintenance	14,328	1,412	11,333
Depreciation and amortization	6,341	786	5,742
Goodwill impairment charge	-	-	5,994
Taxes - other than income taxes	2,416	270	2,023
Total Operating Expenses	53,365	7,982	52,351
Operating Income	11,582	4,547	2,282

Other Income and (Deductions), net	1,033	106	1,142

Interest Charges, net
Interest on long-term debt	3,056	388	2,827
Other interest, net	23	2	22
	3,079	390	2,849
Amortization of debt expense and redemption premiums	191	16	77
Total Interest Charges, net	3,270	406	2,926

Income Before Income Taxes	9,345	4,247	498

Income Taxes	3,718	1,660	2,524

Net Income (Loss)	5,627	2,587	(2,026)
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	3	1	4

Net Income (Loss) attributable to The Berkshire Gas Company	$5,624	$2,586	$(2,030)

THE BERKSHIRE GAS COMPANY
STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(Thousands of Dollars)

	Year Ended December 31, 2011	(Successor) November 17, to December 31, 2010	(Predecessor) January 1, to November 16, 2010

Net Income (Loss)	$5,627	$2,587	$(2,026)
Other Comprehensive Income (Loss)	(21)	(7)	43
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	3	1	4
Comprehensive Income (Loss)	$5,603	$2,579	$(1,987)

The accompanying Notes to Financial Statements
 are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY
STATEMENT OF CASH FLOWS
(In Thousands)

	Year Ended December 31, 2011	(Successor) November 17, to December 31, 2010	(Predecessor) January 1, to November 16, 2010
Cash Flows From Operating Activities

Net income (Loss)	$5,627	$2,587	$(2,026)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,532	802	5,819
Deferred income taxes	1,678	352	(997)
Pension expense (income)	(62)	30	413
Other non-cash items, net	(1,593)	(21)	(120)
Changes in:
Accounts receivable, net	1,062	(5,124)	4,360
Unbilled revenues	(52)	(198)	189
Prepayments	(158)	(97)	(519)
Natural gas in storage	73	-	-
Accounts payable	594	1,619	(1,769)
Interest accrued	(30)	387	(412)
Taxes accrued	(274)	1,536	1,666
Accrued liabilities	6,274	(1,041)	336
Other assets	(130)	(7,300)	6,755
Other liabilities	(3,564)	326	1,917
Total Adjustments	10,350	(8,729)	17,638
Net Cash provided by (used in) Operating Activities	15,977	(6,142)	15,612

Cash Flows from Investing Activities
Other property and investments, net	-	(27)	4,625
Plant expenditures including AFUDC debt	(9,027)	(842)	(5,388)
Other	103	(42)	309
Net Cash (used in) Investing Activities	(8,924)	(911)	(454)

Cash Flows from Financing Activities
Payment on long-term debt	(4,455)	(2,418)	(3,000)
Issuance of long-term debt	-	8,681	-
Line of credit borrowings (repayments)	-	-	(5,700)
Payment of common stock dividend	(6,000)	-	-
Other	(117)	(1)	(44)
Net Cash provided by (used in) Financing Activities	(10,572)	6,262	(8,744)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	(3,519)	(791)	6,414
Balance at beginning of period	5,993	6,784	370
Balance at end of period	$2,474	$5,993	$6,784

Cash paid during the period for:
Interest (net of amount capitalized)	$3,108	$2	$3,261
Income taxes	$600	$-	$1,663

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$190	$-	$333

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY
BALANCE SHEET
December 31, 2011 and 2010

ASSETS
(In Thousands)

	2011	2010
Current Assets
Unrestricted cash and temporary cash investments	$2,474	$5,993
Accounts receivable less allowance of $839 and $1,260, respectively	7,457	8,483
Unbilled revenues	1,556	1,504
Current regulatory assets	938	5,021
Deferred income taxes	909	909
Natural gas in storage, at average cost	4,799	4,872
Materials and supplies, at average cost	534	392
Prepayments	1,921	1,701
Total Current Assets	20,588	28,875

Other investments	1,432	1,535

Net Property, Plant and Equipment	115,230	111,222

Regulatory Assets (future amounts owed from customers through the ratemaking process)	44,928	39,660

Deferred Charges and Other Assets
Unamortized debt issuance expenses	1,028	1,182
Goodwill	52,525	52,476
Other	-	11
Total Deferred Charges and Other Assets	53,553	53,669

Total Assets	$235,731	$234,961

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY
BALANCE SHEET
December 31, 2011 and 2010

LIABILITIES AND CAPITALIZATION
(In Thousands)

	2011	2010
Current Liabilities
Current portion of long-term debt	$2,393	$5,417
Accounts payable	4,757	4,354
Accrued liabilities	10,203	3,930
Current regulatory liabilities	685	492
Interest accrued	848	877
Taxes accrued	3,000	3,425
Other current liabilities	-	16
Total Current Liabilities	21,886	18,511

Noncurrent Liabilities
Pension accrued	2,823	1,090
Environmental remediation costs	5,095	8,830
Other	10,555	10,302
Total Noncurrent Liabilities	18,473	20,222

Deferred Income Taxes (future tax liabilities owed to taxing authorities)	16,480	14,372

Regulatory Liabilities (future amounts owed to customers through the ratemaking process)	32,740	32,890

Commitments and Contingencies

Capitalization
Long-term debt	37,872	40,263

Preferred Stock
Redeemable preferred stock, noncontrolling interests	-	78

Common Stock Equity
Paid-in capital	106,095	106,046
Retained earnings	2,213	2,586
Accumulated other comprehensive loss	(28)	(7)
Net Common Stock Equity	108,280	108,625

Total Capitalization	146,152	148,966

Total Liabilities and Capitalization	$235,731	$234,961

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
December 31, 2011 and 2010
(Thousands of Dollars)

					Accumulated
					Other
	Common Stock		Paid-in	Retained	Comprehensive
(Predecessor)	Shares	Amount	Capital	Earnings	Income (Loss)	Total
Balance as of December 31, 2009	100	$-	$98,199	$12,068	$(46)	$110,221

Net loss				(2,026)		(2,026)
Other comprehensive income, net of tax					43	43
Payment of preferred stock dividend				(4)		(4)
Balance as of November 16, 2010	100	$-	$98,199	$10,038	$(3)	$108,234

(Successor)
Balance as of November 17, 2010	100	$-	$106,046	$-	$-	$106,046

Net income				2,587		2,587
Other comprehensive loss, net of tax					(7)	(7)
Payment of preferred stock dividend				(1)		(1)
Balance as of December 31, 2010	100	$-	$106,046	$2,586	$(7)	$108,625

Net income				5,627		5,627
Other adjustments			49			49
Other comprehensive loss, net of tax					(21)	(21)
Payment of common stock dividend				(6,000)		(6,000)
Balance as of December 31, 2011	100	$-	$106,095	$2,213	$(28)	$108,280

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

(A)  STATEMENT OF ACCOUNTING POLICIES

The Berkshire Gas Company (Berkshire) engages in natural gas transportation, distribution and sales operations in Massachusetts serving approximately 36,000 customers in service areas totaling approximately 738 square miles.  The service area in Massachusetts includes Berkshire County and portions of Franklin and Hampshire Counties, and includes the cities of Pittsfield, North Adams and Greenfield.  The population of this area is approximately 192,000, which represents 3.0% of the population of Massachusetts. Of Berkshire’s 2011 retail revenues, 67.4% were derived from residential sales, 28.7% from commercial sales, 3.3% from industrial sales and 0.6% from other sales.  Retail revenues vary by season, with the highest revenues typically in the first quarter of the year reflecting seasonal rates and cooler weather.

Berkshire is the principal operating utility of Berkshire Energy Resources (BER), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings). BER is a holding company whose sole business is ownership of its respective operating regulated gas utility.  Berkshire is regulated by the Massachusetts Department of Public Utilities (DPU) as it relates to utility service.  Berkshire was acquired by UIL Holdings on November 16, 2010.

Accounting Records

The accounting records of Berkshire are maintained in conformity with generally accepted accounting principles in the United States of America (GAAP).

The accounting records for Berkshire are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and DPU.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported as such in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

Berkshire has evaluated subsequent events through the date its financial statements were available to be issued, March 29, 2012.

Regulatory Accounting

Generally accepted accounting principles for regulated entities in the United States of America allows Berkshire to give accounting recognition to the actions of regulatory authorities in accordance with the provisions of Accounting Standards Codification (ASC) 980 “Regulated Operations.”  In accordance with ASC 980, Berkshire has deferred recognition of costs (a regulatory asset) or have recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or obligations relieved in the future through the ratemaking process.  Berkshire is allowed to recover all such deferred costs through its regulated rates.  See Note (C), “Regulatory Proceedings,” for a discussion of the recovery of certain deferred costs, as well as a discussion of the regulatory decisions that provide for such recovery.

In addition to the Regulatory Assets and Liabilities identified on the Balance Sheet and described below, there are other regulatory assets and liabilities such as certain deferred tax liabilities.  If Berkshire, or a portion of their assets or operations, were to cease meeting the criteria for application of these accounting rules, accounting standards for businesses in general would become applicable and immediate recognition of any previously deferred costs would be

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

required in the year in which such criteria are no longer met (if such deferred costs are not recoverable in the portion of the business that continues to meet the criteria for application of ASC 980).  Berkshire expects to continue to meet the criteria for application of ASC 980 for the foreseeable future.  If a change in accounting were to occur, it could have a material adverse effect on the Berkshire’s earnings and retained earnings in that year and could also have a material adverse effect on their on going financial condition.

Berkshire’s regulatory assets and liabilities as of December 31, 2011 and 2010 included the following:

	Remaining	December 31,	December 31,
	Period	2011	2010
		(In Thousands)
Regulatory Assets:
Pension plans	(a)	$18,479	$17,445
Environmental Remediation Costs	4 to 5 years	16,813	14,498
Debt premium	1 to 10 years	7,720	8,681
Other	(b)	2,854	4,057
Total regulatory assets		45,866	44,681
Less current portion of regulatory assets		938	5,021
Regulatory Assets, Net		$44,928	$39,660

Regulatory Liabilities:
Deferred Pension	(a)	1,839	2,622
Accrued Removal Obligation	(c)	24,390	23,086
Deferred Income Taxes	(b)	7,052	7,511
Other	(b)	144	163
Total regulatory liabilities		33,425	33,382
Less current portion of regulatory liabilities		685	492
Regulatory Liabilities, Net		$32,740	$32,890

(a) Asset life is dependent upon timing of final pension plan distribution; balance is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits" (Note G).
(b) The balance will be extinguished when the asset or liability has been realized or settled, respectively.
(c) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.

Property, Plant and Equipment

The cost of additions to property, plant and equipment and the cost of renewals and betterments are capitalized.  Costs consist of labor, materials, services and certain indirect construction costs.  The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred.  The original cost of utility property, plant and equipment retired or otherwise disposed of and the cost of removal, less salvage, are charged to the accumulated provision for depreciation.

Berkshire accrues for estimated costs of removal for certain of their plant-in-service.  Such removal costs are included in the approved rates used to depreciate these assets.  At the end of the service life of the applicable assets, the accumulated depreciation in excess of the historical cost of the asset provides for the estimated cost of removal.  In accordance with ASC 980 “Regulated Operations,” the accrued costs of removal have been recorded as a regulatory liability.  Accrued costs of removal as of December 31, 2011 and 2010 were $24.4 million and $23.1 million, respectively.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Berkshire’s property, plant and equipment as of December 31, 2011 and 2010 were comprised as follows:

	2011	2010
	(In Thousands)

Gas distribution plant	$151,694	$146,202
Software	268	213
Land	1,754	1,754
Other plant	17,455	16,103
Total property, plant & equipment	171,171	164,272
Less accumulated depreciation	56,061	53,148
	115,110	111,124
Construction work in progress	120	98
Net property, plant & equipment	$115,230	$111,222

Depreciation

Provisions for depreciation on utility plant for book purposes are computed on a straight-line basis, using estimated service lives.  For utility plant other than software, service lives are determined by independent engineers and subject to review and approval by the DPU.  Software service life is based upon management’s estimate of useful life.  The aggregate annual provisions for depreciation for the years 2011 and 2010 were approximately 3.8% and 3.5%, respectively, of the original cost of depreciable property.

Income Taxes

In accordance with ASC 740 “Income Taxes,” Berkshire has provided deferred taxes for all temporary book-tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted future tax rates that are anticipated to be in effect when the temporary differences reverse.  In accordance with generally accepted accounting principles for regulated industries, Berkshire has established a regulatory asset for the net revenue requirements to be recovered from customers for the related future tax expense associated with certain of these temporary differences.  For ratemaking purposes, Berkshire normalizes all investment tax credits (ITCs) related to recoverable plant investments.

Under ASC 740, Berkshire may recognize the tax benefit of an uncertain tax position only if management believes it is more likely than not that the tax position will be sustained on examination by the taxing authority based upon the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  Berkshire’s policy is to recognize interest accrued and penalties associated with uncertain tax positions as a component of operating expense.

Goodwill

Berkshire may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to its results of operations and performance. Those market events could include a decline in the forecasted results in the company business plan, significant adverse rate case results, changes in capital investment budgets or changes in interest rates that could permanently impair the fair value of a reporting unit.  Recognition of impairments of a significant portion of goodwill would negatively affect reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to maintain credit ratings, secure financing on attractive terms, maintain compliance with debt covenants and meet expectations of regulators.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

A goodwill impairment test is performed each year and the test will be updated between annual tests if events or circumstances occur that may reduce the fair value of a reporting unit below its carrying value. The annual analysis of the potential impairment of goodwill is a two step process.  Step one of the impairment test consists of comparing the fair values of reporting units with their aggregate carrying values, including goodwill.  If the carrying amount is less than fair value, further testing of goodwill impairment is not performed. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, step two must be performed to determine the amount, if any, of the goodwill impairment loss.

Step two of the goodwill impairment test consists of comparing the implied fair value of the reporting unit’s goodwill against the carrying value of the goodwill.  Determining the implied fair value of goodwill requires the valuation of a reporting unit’s identifiable tangible and intangible assets and liabilities as if the reporting unit had been acquired in a business combination on the testing date. The difference between the fair value of the entire reporting unit as determined in step one and the net fair value of all identifiable assets and liabilities represents the implied fair value of goodwill.  A goodwill impairment charge, if any, would be the difference between the carrying amount of goodwill and the implied fair value of goodwill upon the completion of step two.

As of October 1, 2011, the fair value of Berkshire exceeded its carrying value and therefore no impairment was recognized.  No events or circumstances occurred subsequent to October 1, 2011 that would make it more likely than not that the fair value fell below the carrying value.

As a result of the sale of Berkshire from Iberdrola USA, Inc. to UIL Holdings in 2010, step two of the goodwill impairment test as described above was updated by Iberdrola USA, Inc. resulting in the carrying value of Berkshire exceeding the purchase price (fair value).  A goodwill impairment charge of $6 million was recorded in the period from January 1 to November 16, 2010 (predecessor).

Revenues

Regulated utility revenues are based on authorized rates applied to each customer.  These retail rates are approved by regulatory bodies and can be changed only through formal proceedings.

Unbilled revenues represent estimates of receivables for products and services provided but not yet billed. The estimates are determined based on various assumptions, such as current month energy load requirements, billing rates by customer classification and weather.

Cash and Temporary Cash Investments

Berkshire considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

Pension and Other Postretirement Benefits

Berkshire accounts for pension plan costs and other postretirement benefits, consisting principally of health and life insurance, in accordance with the provisions of ASC 715 “Compensation - Retirement Benefits.”  See – Note (G), Pension and Other Benefits.

Impairment of Long-Lived Assets and Investments

ASC 360 “Property, Plant, and Equipment” requires the recognition of impairment losses on long-lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition.  If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

ASC 360 also requires that rate-regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed.  Under

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

this standard, the probability of recovery and the recognition of regulatory assets under the criteria of ASC 980 must be assessed on an ongoing basis.  As discussed in the description of ASC 980 in this Note (A) under “Regulatory Accounting”, determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition Berkshire.  At December 31, 2011, Berkshire did not have any assets that were impaired under this standard.

Other Income and (Deductions), net

Other income is composed of interest income on deferred gas costs which is recovered in rates and rental revenue from water heater rentals.

New Accounting Standards

In May 2011, the FASB issued amendments to ASC 820 “Fair Value Measurements and Disclosures.”  Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements and others change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  This guidance is effective during interim and annual periods beginning after December 15, 2011 and is to be applied on a prospective basis.  Berkshire expects that the implementation of this guidance will not have a material impact on its financial statements.

In June 2011, the FASB issued updated guidance to ASC 220 “Comprehensive Income” which allows entities to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  This guidance, which is to be applied retrospectively, is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  Berkshire expects that the implementation of this guidance will not have an impact on its financial statements.

In September 2011, the FASB issued amendments to ASC 350 “Intangibles-Goodwill and Other” which allow an entity to assess qualitatively whether it is necessary to perform the current two-step goodwill impairment test.  Performance of the two-step impairment test is required only if an entity determines it is more-likely-than-not that a reporting unit's fair value is less than its carrying amount.  Otherwise, no further testing is required.  This guidance is effective for annual and interim goodwill tests performed for fiscal years beginning after December 15, 2011; however, early adoption is permitted.  Berkshire will adopt this guidance in 2012 and expects that the implementation of this guidance will not have a material impact on its financial statements.

In December 2011, the FASB issued amendments to the disclosure requirements on offsetting in ASC 210 “Balance Sheet” which require an entity to disclose quantitative information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position.  This guidance is effective during interim and annual periods beginning after January 1, 2013 and should be applied retrospectively for all comparative periods presented Berkshire expects that the implementation of this guidance will not have a material impact on its financial statements.

B)  CAPITALIZATION

Common Stock

Berkshire had 100 shares of its common stock, $2.50 par value, outstanding as of December 31, 2011 and 2010.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Redeemable Preferred Stock of Subsidiaries, Noncontrolling Interests

In 2011, Berkshire redeemed the remaining 776 shares of its one series of outstanding 4.8% cumulative preferred stock at par.

Long-Term Debt
	December 31,
	2011	2010
	(In Thousands)
4.76% Senior Unsecured Note, due May 1, 2011	$-	$3,000
9.60% Senior Unsecured Note, due September 1, 2020	8,000	8,000
7.80% Senior Unsecured Note, due November 15, 2021	14,545	16,000
10.06% First Mortgage Bond Series P, due February 1, 2019	10,000	10,000

Long-Term Debt	32,545	37,000
Less: Current portion of long-term debt (1)	2,393	5,417
Plus: Unamortized premium	7,720	8,680
Net Long-Term Debt	$37,872	$40,263

(1) Includes the current portion of unamortized premium.

The fair value of Berkshire’s long-term debt was $41.7 million and $45.8 million as of December 31, 2011 and 2010, respectively, which was estimated by Berkshire based on market conditions.  The expenses to issue long-term debt are deferred and amortized over the life of the respective debt issue or the fixed interest-rate period in the case of pollution control revenue bonds.

Information regarding maturities and mandatory redemptions/repayments are set forth below:

	2012	2013	2014	2015	2016 & thereafter
(In Thousands)
Maturities	$1,455	$1,455	$1,455	$1,455	$26,725

In May 2011, Berkshire repaid, upon maturity, the outstanding balance of its 4.76% unsecured notes totaling $3.0 million.

(C)  REGULATORY PROCEEDINGS

Rates

Utilities are entitled by Massachusetts statute to charge rates that are sufficient to allow them an opportunity to cover their reasonable operating and capital costs, to attract needed capital and to maintain their financial integrity, while also protecting relevant public interests.

Berkshire’s rates are established by the DPU.  During 2011, Berkshire operated under a 10-year rate plan, approved by the DPU and which expired on January 31, 2012.  The ROE approved in Berkshire’s rate plan is 10.5%.  Berkshire is currently assessing what action, if any, should be taken.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Purchased Gas Adjustment Clause

Berkshire has a purchased gas adjustment clause approved by the DPU which enable them to pass the reasonably incurred cost of gas purchases through to customers.  This clause allows companies to recover changes in the market price of purchased natural gas, substantially eliminating exposure to natural gas price risk.

Gas Supply Arrangements

Berkshire satisfies its natural gas supply requirements through purchases from various producer/suppliers, withdrawals from natural gas storage capacity contracts and winter peaking supplies and resources.  Berkshire operates diverse portfolios of gas supply, firm transportation, gas storage and peaking resources.  Berkshire contracts for such gas resources in its own name for regulatory purposes.  Actual reasonable gas costs incurred by Berkshire are passed through to customers through state regulated purchased gas adjustment mechanisms subject to regulatory review.

Berkshire purchases the majority of the natural gas supply at market prices under seasonal, monthly or mid-term supply contracts and the remainder is acquired on the spot market.  Berkshire diversifies its sources of supply by amount purchased and location.  Berkshire primarily acquires gas at various locations in the US Gulf of Mexico region, in the Appalachia region and in Canada.

Berkshire acquires firm transportation capacity on interstate pipelines under long-term contracts and utilize that capacity to transport both natural gas supply purchased and natural gas withdrawn from storage to the local distribution system.  Tennessee Gas Pipeline interconnects with Berkshire’s distribution system upstream of the city gates.  The prices and terms and conditions of the firm transportation capacity long-term contracts are regulated by the FERC.  Similar to the treatment of gas costs, the actual reasonable cost of such contracts is passed through to customers through state regulated purchased gas adjustment mechanisms.  The future obligations under these contracts as of December 31, 2011 are as follows:

(In Thousands)
2012	$7,645
2013	8,901
2014	7,859
2015	2,653
2016	2,653
2017-after	36,311
$66,022

In November 2010, the Tennessee Gas Pipeline Company (Tennessee), the company that operates a pipeline on which Berkshire holds firm transportation contracts, filed a FERC rate case proposing significant rate increases across their entire system which runs from south Texas through New England.  In December 2010, the FERC issued an order setting the Tennessee rate proceeding for hearing and suspended the proposed rate increase until June 1, 2011.  On that date the rates were placed into effect by Tennessee subject to refund to final rates determined through the federal regulatory process.  These rates were nearly double the pre-existing rates for reserving pipeline capacity with Tennessee, but provided for lower variable costs, resulting in a significant net cost increase.  On September 30, 2011, Tennessee made a FERC filing seeking approval of a settlement of the issues in the case reached by the active parties, including FERC staff and Berkshire.  On December 5, 2011 the FERC approved the settlement which reduced the rate increase effective as of November 1, 2011 and provided for refunds for the period of June 1, 2011 through October 31, 2011.  The settlement did not have an impact on earnings as the cost of gas is included in customer rates through a purchased gas adjustment mechanism in place at Berkshire.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Berkshire acquires firm underground natural gas storage capacity using long-term contracts and fill the storage facilities with gas in the summer for subsequent withdrawal in the winter.  The storage facilities are located in Pennsylvania, New York, West Virginia and Michigan.

Winter peaking resources are primarily attached to the local distribution system and are owned by Berkshire.  The Company owns or has rights to the natural gas stored in its Liquefied Natural Gas (LNG) facility that is directly attached to its distribution system.

(D)  SHORT-TERM CREDIT ARRANGEMENTS

UIL Holdings and its regulated subsidiaries including Berkshire are parties to a revolving credit agreement with a group of banks that will expire on November 30, 2016 (the UIL Holdings Credit Facility).  The borrowing limit under the UIL Holdings Credit Facility is $400 million, of which $25 million is available to Berkshire.  The Credit Facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each Borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR).  The Credit Facility also permits the issuance of letters of credit of up to $50 million.

As of December 31, 2011, Berkshire did not have any borrowings outstanding under the UIL Holdings Credit Facility.  Available credit under the UIL Holdings Credit Facility at December 31, 2011 totaled $160.7 million for UIL Holdings and its subsidiaries in the aggregate.  UIL Holdings records borrowings under the UIL Holdings Credit Facility as short-term debt, but the UIL Holdings Credit Facility provides for longer term commitments from banks allowing the Company to borrow and reborrow funds, at its option, until its expiration on November 17, 2014, thus affording it flexibility in managing its working capital requirements.

(E) INCOME TAXES

	Year Ended December 31, 2011	(Successor) November 17, to December 31, 2010	(Predecessor) January 1, to November 16, 2010
	(In Thousands)
Income tax expense consists of:
Income tax provisions:
Current
Federal	$1,414	$1,101	$3,032
State	675	213	531
Total current	2,089	1,314	3,563
Deferred
Federal	1,745	289	(889)
State	(67)	63	(108)
Total deferred	1,678	352	(997)

Investment tax credits	(49)	(6)	(42)

Total income tax expense	$3,718	$1,660	$2,524

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Total income taxes differ from the amounts computed by applying the federal statutory tax rate to income before taxes.  The reasons for the differences are as follows:

	Year Ended December 31, 2011	(Successor) November 17, to December 31, 2010	(Predecessor) January 1, to November 16, 2010
	(In Thousands)
Computed tax at federal statutory rate	$3,271	$1,486	$174
Increases (reductions) resulting from:
Goodwill impairment adjustment	-	-	2,098
State taxes, net of federal benefit	395	180	275
Other items, net	52	(6)	(23)

Total income tax expense	$3,718	$1,660	$2,524

Book income before income taxes (1)	$9,345	$4,247	$6,492

Effective income tax rates	39.8%	39.1%	38.9%

(1)	The adjustment for goodwill impairment recorded as a result of the sale is not recognized as a taxable expense.

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of Berkshire’s reported income tax expense to differ from the statutory tax rate described above.  The effective book income tax rate for the year ended December 31, 2011 was 39.8%, as compared to 39.1% for the period from November 17, 2010 through December 31, 2010 and 38.9% for the period from January 1, 2010 through November 16, 2010.

Federal income tax legislation enacted during the fourth quarter of 2010 provided for accelerated capital recovery for federal income tax purposes for certain capital additions placed in service during the fourth quarter of 2010 and calendar year 2011.  As a result, during the fourth quarter of 2010 and calendar year 2011, Berkshire recognized additional tax deductions for capital recovery that resulted in cash benefits that were recognized through lower cash requirements for federal income tax deposits required in the fourth quarter of 2010 and calendar year 2011.

Berkshire is subject to the United States federal income tax statutes administered by the Internal Revenue Service (IRS) and the income tax statutes of the Commonwealth of Massachusetts.  Berkshire’s results are included in the consolidated tax return of its parent, UIL Holdings, for federal income tax purposes and Berkshire determines a separate tax provision for this purpose.  As of December 31, 2011, the tax years 2008, 2009, and 2010 remain open and subject to audit for Commonwealth of Massachusetts income tax purposes.  As of December 31, 2011, the tax year 2010 is open and subject to audit for federal income tax purposes.  Berkshire has been audited through 2005 for federal income taxes.  The federal returns for 2006 through 2009 are currently under review, the completion of these reviews is anticipated to be completed in the near future.  Berkshire cannot predict the ultimate outcome of the reviews.

At December 31, 2011, Berkshire had non-current deferred tax liabilities for taxable temporary differences of $16.5 million and non-current deferred tax assets for deductible temporary differences of $0.7 million, resulting in a net non-current deferred tax liability of $15.8 million.  Berkshire had current deferred tax assets of $0.9 million at December 31, 2011.  Berkshire did not have any current deferred tax liabilities at December 31, 2011.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The following table summarizes Berkshire’s deferred tax assets and liabilities as of December 31, 2011 and 2010:

	2011	2010
	(In Thousands)
Deferred income tax assets:
Current deferred income tax	$909	$909
Noncurrent deferred income tax	731	3,127
	$1,640	$4,036

Deferred income tax liabilities:
Property related
Unfunded future income taxes	$13,675	$12,286
Pension	5,387	5,357
Supplemental pensions	(1,773)	(1,831)
Accumulated deferred ITC	367	416
Deferred natural gas costs	1,001	1,341
Environmental	2,621	2,180
Other	(4,067)	(2,250)
	$17,211	$17,499

ASC 740 requires that all current deferred tax assets and liabilities within each particular tax jurisdiction be offset and presented as a single amount in the Balance Sheet.  A similar procedure is followed for all non-current deferred tax assets and liabilities.  Amounts in different tax jurisdictions cannot be offset against each other.  The amount of deferred income taxes as of December 31, 2011 and 2010 included on the following lines of the Balance Sheet is as follows:

	2011	2010
	(In Thousands)
Assets:
Deferred and refundable income taxes	$7,480	$8,117
Liabilities:
Deferred income taxes	23,051	21,580
Deferred income taxes – net	$15,571	$13,463

(G)  PENSION BENEFITS

Disclosures pertaining to Berkshire’s pension benefit plans (the Plans) are in accordance with ASC 715 Compensation-Retirement Benefits.  Berkshire, through its parent UIL Holdings, has an investment policy addressing the oversight and management of pension assets and procedures for monitoring and control.  UIL Holdings has engaged State Street Bank as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.

The goals of the asset investment strategy are to:

•	Achieve long-term capital growth while maintaining sufficient liquidity to provide for current benefit payments and pension plan operating expenses.
•	Provide a total return that, over the long term, provides sufficient assets to fund pension plan liabilities subject to an appropriate level of risk, contributions and pension expense.
•
Optimize the return on assets, over the long term, by investing primarily in a diversified portfolio of equities and additional asset classes with differing rates of return, volatility and correlation.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

•	Diversify investments within asset classes to maximize preservation of principal and minimize over-exposure to any one investment, thereby minimizing the impact of losses in single investments.

The Plans seek to maintain compliance with the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and any applicable regulations and laws.

The Retirement Benefits Plans Investment Committee of the Board of Directors of UIL Holdings oversees the investment of the Plans assets in conjunction with management and has conducted a review of the investment strategies and policies of the Plans.  This review included an analysis of the strategic asset allocation, including the relationship of Plan assets to Plan liabilities, and portfolio structure.  The 2012 target asset allocations, which may be revised by the Retirement Benefits Plans Investment Committee, are approximately as follows:  50% Equity securities,  40% Debt securities and 10% Other securities, which consist primarily of real assets, hedge funds and high yield securities. In the event that the relationship of Plan assets to Plan liabilities changes, the Retirement Benefits Plans Investment Committee will consider changes to the investment allocations.

Following the acquisition of Berkshire, UIL Holdings implemented consistent estimation techniques regarding its actuarial assumptions, where appropriate, across the pension plans of its operating subsidiaries.  The most significant of such changes was in the estimation technique utilized to develop the discount rate for its pension benefit plans.  The estimation technique is based upon the settlement of such liabilities as of December 31, 2011 utilizing a hypothetical portfolio of actual, high quality bonds, which would generate cash flows required to settle the liabilities.  UIL Holdings believes such a change results in an estimate of the discount rate that more accurately reflects the settlement value for plan obligations than the different yield curve methodologies used in prior years. It results in cash flows which closely match the expected payments to participants.

As a result of the change described above, Berkshire is utilizing a discount rate of 5.30% as of December 31, 2011 and 2010 for all of its qualified pension plans.

The December 31, 2011 discount rate was selected based on the yield of a portfolio of high quality corporate bonds that could be purchased as of the measurement date to produce cash flows matching the expected plan disbursements within reasonable tolerances.

The pension benefits plans assumptions may be revised over time as economic and market conditions change.  Changes in those assumptions could have a material impact on pension expenses.  For example, if there had been a 0.25% change in the discount rate assumed for the pension plans, the 2011 pension expense would have increased or decreased inversely by $0.1 million.  If there had been a 1% change in the expected return on assets assumed for the pension plans, the 2011 pension expense would have increased or decreased inversely by $0.3 million.

Pension Plans

Berkshire has multiple qualified pension plans covering substantially all of their union and management employees.  They also have non-qualified supplemental pension plans for certain employees.  The qualified pension plans are traditional defined benefit plans or cash balance plans for those hired on or after specified dates.  In some cases, neither of these plans is offered to new employees and has been replaced with enhanced 401(k) plans for those hired on or after specified dates.

In addition, regarding the non-qualified plans, Berkshire has Rabbi Trusts which were established to provide a supplemental retirement benefit for certain officers of Berkshire.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Purchase Accounting and Other Accounting Matters

In accordance with ASC 805, when an entity that sponsors a single-employer defined benefit plan is purchased, the purchaser must assign part of the purchase price to a liability if the projected benefit obligation exceeds plan assets.  The measurement of such liability eliminates any existing unrecognized components which are charged to accumulated other comprehensive income (AOCI).  As of December 31, 2010, as a result of the application of purchase accounting to Berkshire’s pension benefits plans, Berkshire recognized $21.8 million in previously unrecognized losses and prior service costs related to these plans.  For regulatory purposes, the amortization of these unrecognized amounts has historically been recovered in rates as a component of pension expenses.  As such, Berkshire has recorded a regulatory asset to reflect future recovery of these costs.

Exclusive of the purchase accounting described above, ASC 715 requires an employer that sponsors one or more defined benefit pension plans to recognize an asset or liability for the overfunded or underfunded status of the plan.  For a pension plan, the asset or liability is the difference between the fair value of the plan’s assets and the projected benefit obligation.  Berkshire reflects all unrecognized prior service costs and credits and unrecognized actuarial gains and losses as regulatory assets rather than in accumulated other comprehensive income, as management believes it is probable that such items are recoverable through the ratemaking process in future periods.  As of December 31, 2011 and 2010, Berkshire has recorded regulatory liabilities of $2.4 million and $4.3 million, respectively.

In accordance with ASC 715, Berkshire utilizes an alternative method to amortize prior service costs and unrecognized gains and losses.  Berkshire amortizes prior service costs for the pension benefits plans on a straight-line basis over the average remaining service period of participants expected to receive benefits.  Berkshire utilizes an alternative method to amortize unrecognized actuarial gains and losses related to the pension benefits plans over the lesser of the average remaining service period or 10 years.  For ASC 715 purposes, Berkshire does not recognize gains or losses until there is a variance in an amount equal to at least 5% of the greater of the projected benefit obligation or the market-related value of assets.

The following table represents the change in benefit obligation, change in plan assets and the respective funded status of Berkshire’s pension plan as of December 31, 2011 and 2010.  Plan assets and obligations have been measured as of December 31, 2011 and 2010.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

	Pension Benefits
	Year Ended December 31, 2011	(Successor) November 17, to December 31, 2010	(Predecessor) January 1, to November 16, 2010
Change in Benefit Obligation:	(In Thousands)
Benefit obligation at beginning of year	$33,669	$35,162	$29,845
Service cost	587	58	532
Interest cost	1,778	146	1,585
Plan amendments	-	-	336
Actuarial (gain) loss	(198)	(1,585)	3,886
Benefits paid (including expenses)	(1,386)	(112)	(1,022)
Benefit obligation at end of year	$34,450	$33,669	$35,162

Change in Plan Assets:
Fair value of plan assets at beginning of year	$32,580	$29,809	$30,293
Actual return on plan assets	433	2,883	752
Adjustments	-	-	(39)
Benefits paid (including expenses)	(1,386)	(112)	(1,197)
Fair value of plan assets at end of year	$31,627	$32,580	$29,809

Funded Status at December 31:
Projected benefits (less than) greater than plan assets	$2,823	$1,089	$5,353

	For the Year Ended December 31,
	Pension Benefits
	2011	2010
Amounts Recognized in the Consolidated Balance Sheet consist of:
Non-current assets	$-	$(456)
Non-current liabilities	$2,823	$1,545

Amounts Recognized as a Regulatory Asset consist of:
Net (gain) loss	$(2,393)	$(4,256)
Total recognized as a regulatory asset	$(2,393)	$(4,256)

Information on Pension Plans with an Accumulated Benefit Obligation in excess of Plan Assets:
Projected benefit obligation	$18,482	$18,197
Accumulated benefit obligation	$17,091	$16,676
Fair value of plan assets	$16,100	$16,651

The following weighted average actuarial assumptions were used in calculating the benefit obligations at December 31:
Discount rate (Qualified Plans)	5.30%	5.30%
Average wage increase	3.50%	3.50%

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The components of net periodic benefit cost are:
	Pension Benefits
	Year Ended December 31, 2011	(Successor) November 17, to December 31, 2010	(Predecessor) January 1, to November 16, 2010
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$587	$58	$532
Interest cost	1,778	146	1,585
Expected return on plan assets	(2,489)	(211)	(2,749)
Amortization of:
Prior service costs	-	-	4
Actuarial (gain) loss	-	-	964
Net periodic benefit cost (1)	$(124)	$(7)	$336

Other Changes in Plan Assets and Benefit Obligations Recognized as a Regulatory Asset:
Net (gain) loss	$1,864	$(4,256)	$5,922
Amortization of:
Prior service costs	-	-	332
Actuarial (gain) loss	-	-	(789)
Total recognized as regulatory asset	$1,864	$(4,256)	$5,465

Total recognized in net periodic benefit costs and regulatory asset	$1,740	$(4,263)	$5,801

	For the Year Ended December 31,
	Pension Benefits
	2011	2010

Estimated Amortizations from Regulatory Assets into Net Periodic Benefit Cost for the period January 1, 2012 - December 31, 2012:
Amortization of net (gain) loss	$(73)	$-
Total estimated amortizations	$(73)	$-

The following actuarial weighted average assumptions were used in calculating net periodic benefit cost:
Discount rate	5.30%	5.00%
Average wage increase	3.50%	4.00%
Return on plan assets	8.50%	8.50%

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Year	Pension Benefits
(In Thousands)
2012	$1,620
2013	$1,717
2014	$1,823
2015	$1,941
2016	$2,065
2017-2021	11,854

401(k)

Berkshire has 401(k) plans in which substantially all of its employees are eligible to participate.  Employees may defer a portion of the compensation and invest in various investment alternatives.  Matching contributions are made in the form of cash and are dependent on the specific provisions of each of the plans.

(H)  RELATED PARTY TRANSACTIONS

Inter-company Transactions

Berkshire receives various administrative and management services from and enters into certain inter-company transactions with UIL Holdings. Costs of the services that are allocated amongst Berkshire and other of UIL Holdings’ regulated subsidiaries are settled periodically by way of inter-company billings and wire transfers.  At December 31, 2011 and 2010, the Balance Sheet reflects inter-company payables of $.3 million.

Dividends/Capital Contributions

For the year ended December 31, 2011 and for the period from November 17 to December 31, 2010, Berkshire accrued dividends to UIL Holdings of $6.0 million and zero, respectively.

(I)  LEASE OBLIGATIONS

Operating leases, which are charged to operating expense, consist principally of leases of office space and facilities, and a variety of equipment.  The future minimum lease payments under these operating leases are estimated to be as follows:

(In Thousands)
2012	$76
2013	30
2014	28
2015	6
2016	6
2017-after	23
$169

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

(J)  COMMITMENTS AND CONTINGENCIES

Environmental

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, and climate change, Berkshire may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, and it may incur additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of Berkshire.  Significant environmental issues known to Berkshire at this time are described below.

Site Decontamination, Demolition and Remediation Costs

A site on Mill Street in Greenfield, MA is currently owned by Berkshire and is used as a regional operations center.  This site is on the Massachusetts Department of Environmental Protection (MDEP) list of confirmed disposal sites and investigation and remediation of contamination resulting from disposal of byproducts and wastes generated by the historic coal and water gas manufacturing operations is ongoing.  Extensive soil, and coal tar product non-aqueous phase liquid (NAPL) recovery and remediation work on the land side of the property has been completed, and sediments containing NAPL have been removed from the adjoining Green River.  Further evaluation of the NAPL distribution in the river sediments and in the subsurface in stream banks on an adjacent property are ongoing and will involve additional remediation activities.  Future expenses potentially in excess of $5.0 million are anticipated.  Even after completion of the additional remedial activities there will be ongoing monitoring and reporting to the MDEP that will continue on the site for the foreseeable future.  Berkshire has accrued $5.0 million for such expenses as of December 31, 2011.

Berkshire formerly owned a site on East Street (the East Street Site) in Pittsfield, MA that was used for gas manufacturing operations.  The East Street Site is part of a larger site known as the GE–Pittsfield/Housatonic River Site.  The East Street Site is listed on the MDEP list of confirmed disposal sites.  Berkshire sold the East Street Site to the General Electric Company (GE) in the 1970s and was named a potentially responsible party by the EPA in 1990.  GE filed suit against Berkshire in 2000 seeking reimbursement of and contribution toward costs incurred by GE in responding to releases of hazardous substances by a predecessor in interest to Berkshire at the East Street Site.  Berkshire was found liable to GE under the Comprehensive Environmental Response, Compensation and Liability Act and the Massachusetts Oil and Hazardous Materials Release Prevention and Response Act for costs that GE has and will incur in response to historic releases by a predecessor in interest to Berkshire.  In December 2002, Berkshire reached a settlement with GE (the Settlement Agreement) which provides, among other things, a framework for Berkshire and GE to allocate various monitoring and remediation costs at the East Street Site.  GE previously made several requests for contribution under the terms of the Settlement Agreement.  In September 2011, GE sent Berkshire a letter demanding approximately $1.1 million which GE believes represents Berkshire’s share of response costs incurred by GE at the East Street Site from January 1, 2006 through December 31, 2010.  The parties are continuing their discussions regarding GE’s claim. Berkshire expects that it and GE will continue to operate under the terms of the Settlement Agreement in connection with the East Street Site.  As of December 31, 2011, Berkshire has accrued approximately $2.7 million for these and future costs incurred by GE in responding to releases of hazardous substances by Berkshire at the East Street Site.

To date, Berkshire has received approval from the DPU for recovery of its environmental expenses in its customer rates.  While management cannot predict the exact costs of the ongoing and future remediation and monitoring expenses, the company will seek regulatory rate recovery of these expenses.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

(K) FAIR VALUE MEASUREMENTS

The following tables set forth the fair values of Berkshire’s pension assets that were accounted for at fair value on a recurring basis as of December 31, 2011 and 2010.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2011	(In Thousands)

Pension assets
Cash and cash equivalents	$1,564	$-	$-	$1,564
Mutual funds	-	30,063	-	30,063
Fair value of plan assets, December 31, 2011	$1,564	$30,063	$-	$31,627

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2010	(In Thousands)

Pension assets
Mutual funds	$32,580	$-	$-	$32,580
Fair value of plan assets, December 31, 2010	$32,580	$-	$-	$32,580

The determination of fair value of the Level 1 and Level 2 pension assets was based on quoted prices, as of December 31, 2011 and 2010, in the active markets for the various funds within which the assets are held.  Changes in the fair value of pension benefits are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in Note (G) “Pension and Other Benefits”.

Berkshire did not have any Level 3 assets at December 31, 2011 and 2010.

(N) ACQUISITION

On November 16, 2010, UIL Holdings completed its acquisition (the Acquisition) from Iberdrola USA, Inc of Berkshire Gas Company.  Berkshire contributed $64.9 million in operating revenues and $5.6 million in net income to UIL Holdings’ results of operations for the year ended December 31, 2011.  Berkshire contributed $12.5 million in operating revenues and $2.6 million in net income to UIL Holdings’ 2010 results of operations for the post-acquisition period of 45 days from November 17, 2010 to December 31, 2010.

Taking into account the final indebtedness and working capital adjustment for Berkshire of $0.7 million in May 2011, the net purchase price amounted to $106.1 million.  Berkshire accounted for the Acquisition in accordance with ASC 805 “Business Combinations,” whereby the purchase price paid was allocated to tangible assets acquired and liabilities assumed as well as goodwill based upon their fair values as of the closing date of the Acquisition.  UIL Holdings determined that the historical book value of the assets and liabilities of Berkshire approximates their fair value given the regulation under which they operate in the Commonwealth of Massachusetts.  The following table summarizes the allocation of the purchase price:

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Amount
(In Millions)

Total indentifiable net assets	$53.6
Goodwill	52.5
Total purchase price, net	$106.1

Goodwill is calculated as the excess of the purchase price over the value of the net assets acquired and the contributing factors to the amount recorded included expected future cash flows, potential operational synergies, the utilization of technology, and cost savings opportunities in the delivery of certain shared administrative and other services.  As of December 31, 2011 and 2010, Berkshire’s goodwill is $52.5 million.